Exhibit 4.7
PRELIMINARY SUBSCRIPTION AGREEMENT

USA Technologies, Inc.
100 Deerfield Lane
Suite 140
Malvern, PA 19355
Attn: George R. Jensen, Jr.

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of Common Stock (the “Shares”) of USA Technologies, Inc. (the “Company”) and related warrants to purchase Shares at $[•] per Share (“Warrants”) indicated below.

I have received a copy of the Company's prospectus, dated [•], 2010. I understand that my purchase of the Company's stock involves significant risk, as described under “Risk Factors” in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company's offering of the shares, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the shares.

I am not sending the purchase price for the Shares I wish to buy at this time. After I receive the prospectus supplement announcing the results of the Company’s rights offering to its shareholders, if I still wish to purchase Shares, I will send the Company an acknowledgment of subscription and a check in the amount of $[•] multiplied by the number of Shares I wish to buy. My check will be made payable to “USA Technologies, Inc.”

WHEN THE COMPANY RECEIVES MY ACKNOWLEDGMENT OF SUBSCRIPTION AND MY CHECK, THIS SUBSCRIPTION AGREEMENT WILL BECOME FINAL AND BINDING AND WILL BE IRREVOCABLE UNTIL THE OFFERING IS CLOSED.

NUMBER OF SHARES ___________

TOTAL SUBSCRIPTION PRICE (AT $[•] PER SHARE): $___________ *

PLEASE PRINT OR TYPE EXACT NAME(S) IN WHICH UNDERSIGNED DESIRES SHARES TO BE REGISTERED:

* DO NOT SEND THE PURCHASE PRICE FOR YOUR SHARES AT THIS TIME.

SUBSTITUTE W-9

Under penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding.

INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date:

Area Code And Telephone No.	Signature(s)

PLEASE INDICATE FORM OF OWNERSHIP YOU DESIRE FOR THE SHARES (INDIVIDUAL, JOINT TENANTS WITH RIGHT OF SURVIVORSHIP, TENANTS IN COMMON, TRUST, CORPORATION, PARTNERSHIP, CUSTODIAN, ETC.):

SOCIAL SECURITY OR FEDERAL TAXPAYER IDENTIFICATION NO.

TO BE COMPLETED BY THE COMPANY

Accepted as of _________, 2010, as to ______________ shares.

USA TECHNOLOGIES, INC.

By:
Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.